                                                              FILE NO. 333-60856
                                                      FILED UNDER RULE 424(b)(3)

                              PROSPECTUS SUPPLEMENT

                        To Prospectus dated May 25, 2001

                          UNIVERSAL DISPLAY CORPORATION

                       -----------------------------------

         This prospectus supplement supplements the prospectus dated May 25, 2001, relating to the resale of up to 1,950,242 shares of our common stock, par value $.01 per share, by certain of our shareholders. The prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-60856).

         No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

         Since the date of the prospectus, Richard Abrahams, Louise Abrahams, DRL Partners, LP, and RLA 1993 Trust, all of whom are selling shareholder named in the "Selling Shareholders" table in the prospectus, have transferred warrants to purchase an aggregate of 23,293 shares of our common stock to Crestview Warrant Fund, LLC (the "Transferee"), an entity that was not named as a selling shareholder in the prospectus. The Transferee has requested that it be included in the prospectus as a selling shareholder of the transferred shares. Accordingly, the "Selling Shareholders" table of the prospectus is supplemented by the information in the table below to include the shares that were transferred to the Transferee, as indicated below. The total number of shares of our common stock offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

                                                                                    Beneficial Ownership
                                                                                   After Resale of Shares
                                       Number of Shares      Maximum Number        ----------------------
          Name of                     Beneficially Owned    of Shares Being     Number of
    Selling Shareholder               Before Offering(1)        Offered          Shares            Percent
    ------------------                ------------------        -------          ------            -------
Crestview Warrant Fund, LLC                 23,293               23,293            0                  *

---------------
*   Less than 1%.
(1) Consists of shares of common stock that may be acquired immediately upon exercise of warrants.

                                  May 14, 2004